EXHIBIT 99.1

Vitran Reports Continued Improvement With 2010 Second Quarter Results

TORONTO, July 22, 2010 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced financial results for the second quarter of 2010 and the six-month period ended June 30, 2010 (all figures reported in $U.S.).

Vitran reported a 293% increase in net income to $1.7 million, or $0.11 per diluted share, on revenues of $179.0 million for the quarter ended June 30, 2010. In the comparable 2009 three-month period, the Company achieved net income of $0.4 million, or $0.03 per diluted share on revenue of $158.7 million. The majority of the consolidated increases in revenue and profitability were driven by significant improvements in the LTL segment.

"We continue to be pleased with the improvement in the LTL segment's results and strong performance in the Supply Chain Operation. Our LTL tonnage increased 10% for the quarter, but most importantly our yield grew sequentially each month from February 2010. Our LTL yield improved 2.1% from the beginning of the quarter to the end of the 2010 second quarter. We believe we can continue to increase yield through the third quarter," stated Vitran President and Chief Executive Officer Rick Gaetz.

"I am also pleased to announce that our Supply Chain Operation has secured contracts with major U.S. retailers to commence operations in two Western United States markets during the third quarter of 2010."

"Lastly, for the third consecutive quarter, Vitran was able to reduce its consolidated leverage ratio resulting in another 50 basis point reduction on our syndicated debt margins starting in the third quarter of 2010," concluded Mr. Gaetz. Revolving and term debt margin reductions have accumulated to 150 basis points over the past three quarters.

Segmented Results

The LTL (less-than-truckload) segment posted income from operations for the 2010 second quarter of $3.9 million, with an OR (operating ratio) of 97.4% compared to income from operations of $1.2 million and an OR of 99.1% in the comparable period a year ago. In the comparable second quarters, shipments and tonnage improved 6.1% and 9.7% respectively in the LTL segment.

The Supply Chain Operation posted income from operations of $1.4 million and an OR of 93.3% in the second quarter of 2010 compared to income from operations of $1.4 million and OR of 92.3% in the second quarter of 2009. The Truckload segment achieved income from operations during the three-month period ended June 30, 2010 of $184,000, compared to $256,000 in 2009, and the Truckload OR was 98.0%, compared to an OR of 97.0% in the prior year second quarter.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, supply chain, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus should" "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

REMINDER:
Vitran management will conduct a conference call and webcast today: July 22, at 11:30 a.m. ET, to discuss the Company's 2010 second quarter results
Conference call dial-in: 1-888-575-5160 or 416-764-8633 (International)
Live Webcast: www.vitran.com (select "Investor Relations")

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	June 30, 2010	Dec. 31, 2009
	(unaudited)	(audited)

Assets
Current assets:
Accounts receivable	$80,796	$69,591
Inventory, deposits and prepaid expenses	10,224	11,539
Income and other taxes receivable	2,770	683
Deferred income taxes	3,465	3,495
	97,255	85,308

Property and equipment	140,055	145,792
Intangible assets	9,511	10,766
Goodwill	18,801	18,878
Deferred income taxes	33,857	33,594
	$299,479	$294,338

Liabilities and Shareholders' Equity
Current liabilities:
Bank overdraft	$1,124	$105
Accounts payable and accrued liabilities	71,465	65,446
Current portion of long-term debt	15,927	17,125
	88,516	82,676

Long-term debt	72,043	72,956
Other	2,227	2,919

Shareholders' equity:
Common shares	99,584	99,584
Additional paid-in capital	4,560	4,264
Retained earnings	30,080	29,281
Accumulated other comprehensive income	2,469	2,658
	136,693	135,787
	$299,479	$294,338

Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenue	$ 179,007	$ 158,682	$ 344,938	$ 298,317
Operating expenses	170,076	151,698	330,874	289,160
Depreciation and amortization expense	4,789	4,947	9,724	9,974
	174,865	156,645	340,598	299,134

Income (loss) from operations before undernoted	4,142	2,037	4,340	(817)

Interest expense, net	1,920	2,514	4,023	4,710

Income (loss) from operations before income taxes	2,222	(477)	317	(5,527)

Income (recovery) taxes	494	(917)	(482)	(3,611)

Net income (loss)	$ 1,728	$ 440	$ 799	$ (1,916)

Basic and Diluted income (loss) per share --
Net income (loss)	$ 0.11	$ 0.03	$ 0.05	$ (0.14)

Weighted average number of shares:
Basic	16,266,441	13,498,159	16,266,441	13,498,159
Diluted	16,365,410	13,592,162	16,359,079	13,498,159

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash provided by (used in):

Operations:
Net income (loss)	$ 1,728	$ 440	$ 799	$ (1,916)
Items not involving cash from operations:
Depreciation and amortization expense	4,789	4,947	9,724	9,974
Deferred income taxes	138	(966)	(219)	(3,286)
Share-based compensation expense	143	206	296	440
Gain on sale of property and equipment	(20)	(8)	(164)	(437)
Change in non-cash working capital components	(2,471)	(6,817)	(6,180)	(7,313)
	4,307	(2,198)	4,256	(2,538)
Investments:
Purchase of property and equipment	(1,116)	(1,822)	(3,981)	(3,449)
Proceeds on sale of property and equipment	116	98	826	1,145
	(1,000)	(1,724)	(3,155)	(2,304)
Financing:
Revolving credit facility and bank overdraft	837	8,453	8,659	13,079
Repayment of long-term debt	(3,447)	(2,268)	(7,355)	(4,536)
Repayment of capital leases	(1,124)	(1,392)	(2,397)	(3,212)
Issue of Common Shares upon exercise of stock options	--	--	--	--
	(3,734)	4,793	(1,093)	5,331

Effect of translation adjustment on cash	427	(871)	(8)	(489)

Increase in cash and cash equivalents	--	--	--	--
Cash and cash equivalent position, beginning of period	--	--	--	--
Cash and cash equivalent position, end of period	$ --	$ --	$ --	$ --

Change in non-cash working capital components:
Accounts receivable	$ 1,257	$ (6,422)	$ (11,205)	$ (6,489)
Inventory, deposits and prepaid expenses	1,687	(1,130)	1,315	(818)
Income and other taxes recoverable/payable	(1,105)	(414)	(2,309)	(1,137)
Accounts payable and accrued liabilities	(4,310)	1,149	6,019	1,131
	$ (2,471)	$ (6,817)	$ (6,180)	$ (7,313)

Supplementary Segmented Financial Information
(in thousands of United States dollars) (Unaudited)

For the quarter ended June 30, 2010				For the quarter ended June 30, 2009
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 148,826	$ 3,856	97.4	LTL	$ 131,667	$ 1,157	99.1
LOG	$ 20,887	$ 1,401	93.3	LOG	$ 18,569	$ 1,433	92.3
TL	$ 9,294	$ 184	98.0	TL	$ 8,446	$ 256	97.0

For the six months ended June 30, 2010				For the six months ended June 30, 2009
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 285,844	$ 3,233	98.9	LTL	$ 247,030	$ (1,527)	100.6
LOG	$ 41,012	$ 2,764	93.3	LOG	$ 34,831	$ 1,854	94.7
TL	$ 18,082	$ 672	96.3	TL	$ 16,456	$ 448	97.3

LTL SEGMENT – Statistical Information
(Unaudited)

For the quarter ended June 30, 2010
($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$ 148,826	* 10.0%
No. of Shipments	1,013,792	6.1%
Weight (000's lbs)	1,522,355	9.7%
Revenue per shipment	$ 146.80	* 3.7%
Revenue per CWT	$ 9.78	* 0.2%

For the six-months ended June 30, 2010
($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$ 285,844	* 11.1%
No. of Shipments	1,960,111	8.3%
Weight (000's lbs)	2,953,951	10.9%
Revenue per shipment	$ 145.83	* 2.6%
Revenue per CWT	$ 9.68	* 0.2%

* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period

CONTACT:  Vitran Corporation Inc.
          Richard Gaetz, President/CEO
          Sean Washchuk, VP Finance/CFO
          416/596-7664